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                                                                   EXHIBIT 99(B)

                                WARRANT AGREEMENT

         This Warrant Agreement (the "Agreement") made as of this 25th day of April, 2000 by and between Golf Entertainment, Inc., a Delaware corporation having its principal place of business at 2500 Northwinds Parkway, Suite 175, Alpharetta, Georgia 30004 ("Grantor" or "Company") and LEC Acquisition, LLC, a Georgia limited liability corporation having its principal place of business at 2500 Northwinds Parkway, Suite 175, Alpharetta, Georgia 30004 ("Holder").

                                   WITNESSETH:

         WHEREAS, Grantor and Holder have entered into a Subscription Agreement (the "Subscription Agreement"); and

         NOW, THEREFORE, in consideration of Holder's entering into the Subscription Agreement, and for good and other valuable consideration, Grantor hereby grants to Holder a three (3) year warrant (the "Warrant") to purchase 500,000 shares of the Common Stock of the Grantor, $0.01 par value ("Common Stock") at the purchase price of $0.20 per share on the following terms and conditions:

         1.       Warrant.

                  Grantor hereby grants to Holder a warrant, exercisable for the period commencing on April 25, 2000 and terminating as of 5:00 p.m. E.S.T. on April 24, 2003 (the "Term"), for the purchase of up to 500,000 shares of the Common Stock of the Grantor, $0.01 par value ("Common Stock") on the terms and conditions stated herein. The Warrant may be exercised in whole or in part.

         2.       Conversion Price.

                  The warrant may, from time to time, be converted into Common Stock by tender in immediately available U.S. funds an amount equal to $0.20 per share to be converted into Common Stock (the "Exercise Price"). No conversion shall take place or be recognized on the books and records of the Grantor until the holder hereof shall tender a minimum consideration of one thousand dollars ($1,000).

         3.       Conversion of Warrants.

                  Holder shall notify Grantor in writing, in person, by overnight courier or by registered or certified mail, return receipt requested, addressed to its principal office as to the number of Warrants which Holder desires to exercise, which notice shall be accompanied by payment (by cash, wire transfer or certified

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                  check) of the Exercise Price. As soon as practicable
                  thereafter, the Grantor shall, at its principal office, tender to the Holder certificates issued in Holder's name evidencing the Common Stock issued by Holder.

         4.       Transfer of the Warrant.

                  This Warrant shall be freely transferable on the books of the Company upon all of the terms hereof and upon delivery thereof duly endorsed by the Holder or by his or its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new warrant or warrants to the person entitled thereto, but the Term shall not be extended. This Warrant may be exchanged, at the option of the Holder hereof, for another warrant, or other warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock (or portions thereof), upon surrender to the Company or its duly authorized agent.

         5.       Restrictions.

                  Neither the Warrant nor the shares of Common Stock issuable upon the exercise of the Warrants have been registered under the Securities Act of 1933, as amended, nor under any state securities law and shall not be sold, transferred, assigned, hypothecated or otherwise disposed of until a registration statement with respect thereto becomes or is declared effective under the Act or the Company receives an opinion of counsel to the Company stating that an exemption from the registration requirements of the Act and such state securities laws is available. If both the Holder and the Company agree to register the shares of Common Stock issuable on the exercise of the Warrants, such shares of Common Stock will not be subject to the restrictions stated in the previous sentence.

         6.       Binding Effect.

                  Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

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         7.       Miscellaneous.

                  This Agreement shall be construed under the laws of the State of Georgia applied to agreements made and to be performed entirely within such State. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                           GOLF ENTERTAINMENT, INC.

                           By: /s/ Scott A. Lane
                               ------------------------
                           Scott A. Lane
                           Chief Financial Officer


                           LEC ACQUISITION, LLC

                           By: /s/ Ronald G. Farrell
                               ------------------------
                           Ronald G. Farrell
                           General Manager